Exhibit 10.1

PLEASE NOTE THAT THIS TRANSLATION OF THE GERMAN DOMINATION AND PROFIT LOSS TRANSFER AGREEMENT IS FOR CONVENIENCE PURPOSES ONLY. IN CASE OF DISCREPANCIES BETWEEN THE GERMAN ORIGINAL AND THE ENGLISH TRANSLATION ONLY THE GERMAN VERSION SHALL PREVAIL. NEITHER SUPERIOR INDUSTRIES INTERNATIONAL GERMANY AG NOR UNIWHEELS AG ASSUMES RESPONSIBILITY FOR ANY MISTAKES, OMISSIONS OR OTHER INACCURACIES CONTAINED IN THIS TRANSLATION.

“Domination and Profit Transfer Agreement

between

Superior Industries International Germany AG,

c/o Intertrust (Deutschland) GmbH, Grüneburgweg 58, 60322 Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under HRB 107708

– hereinafter Superior –

and

UNIWHEELS AG,

Gustav-Kirchhoff-Straße 10-18, 67098 Bad Dürkheim, registered with the commercial register of the local court of Ludwigshafen am Rhein under HRB 64198

– hereinafter UNIWHEELS –

Management Control

1.1	UNIWHEELS submits the management control (Leitung) of itself to Superior. Thus, Superior is entitled to issue instructions (Weisungen) to the management board of UNIWHEELS regarding the management control of the company. Superior is not entitled to issue the instruction to the management board of UNIWHEELS to amend, maintain or terminate this agreement.

1.2	Instructions require text form (Textform).

1.3	The management board of UNIWHEELS is required to comply with the instructions of Superior according to Clause 1.1 and Clause 1.2 and Section 308 German Stock Corporation Act (Aktiengesetz, “AktG”).

Transfer of Profit

2.1	UNIWHEELS undertakes to transfer its entire annual profit to Superior. Apart from any contribution to and any dissolution of reserves pursuant to Clause 2.2, UNIWHEELS shall transfer the maximum amount permissible under Section 301 AktG as amended from time to time.

2.2	UNIWHEELS may allocate parts of its annual profit to other profit reserves (Section 272 (3) German Commercial Code (Handelsgesetzbuch, “HGB”)) if and to the extent that Superior approves it in text form and to the extent permissible under commercial law and as economically justified by sound commercial judgment.

2.3	Other profit reserves which have been established during the term of this agreement shall be dissolved if and to the extent that Superior requests it in text form and used to compensate any annual loss or the proceeds be transferred as profit.

2.4	Other reserves and profits carried forward from the period prior to the term of this agreement may neither be transferred as profit nor be used to compensate for any annual loss.

2.5	The obligation to transfer the annual profit applies for the first time to the entire profit generated in the financial year of UNIWHEELS beginning on 1 January 2018 or for whichever subsequent financial year of UNIWHEELS in which this agreement becomes effective according to Clause 7.2. The obligation becomes due upon the end of the financial year of UNIWHEELS (balance sheet date (Bilanzstichtag)) in each case.

2.6	Superior may request to transfer the expected profit in advance if and to the extent that UNIWHEELS can provide advance payments according to Section 59 AktG.

Assumption of Losses

3.1	Superior is obliged towards UNIWHEELS to assume any losses (Verlustübernahme) in accordance with the provisions of Section 302 AktG in its entirety as amended from time to time.

3.2	The obligation of Superior to assume any losses applies for the first time to the entire financial year of UNIWHEELS in which this agreement becomes effective according to Clause 7.2. The obligation becomes due upon the end of the financial year of UNIWHEELS (balance sheet date (Bilanzstichtag)) in each case.

Annual Compensation

4.1	Superior undertakes to pay the outside shareholders of UNIWHEELS an adequate compensation by annual cash compensation in proportion to the shares in the share capital (Ausgleichzahlung, “Annual Compensation”) from and including the financial year of UNIWHEELS in relation to which the claim of Superior for the transfer of the annual profit under Clause 2 takes effect, and for the further term of this agreement.

4.2	The Annual Compensation amounts to a gross sum of EUR 3.38 (“Gross Annual Compensation Amount”) for each full financial year (12 months) of UNIWHEELS for each bearer share with no par value of UNIWHEELS with a pro rata portion in the registered share capital of EUR 1.00 each (each individually “UNIWHEELS Share” and together “UNIWHEELS Shares”) minus the amount of any corporate income tax and solidarity surcharge in accordance with the respective tax rate applicable for these taxes for the relevant financial year, whereby this deduction is to be effected only on the portion of the Gross Annual Compensation Amount per UNIWHEELS Share resulting from profits which are subject to German corporate income tax.

On the basis of the conditions applicable at the time of the conclusion of this agreement, 15% corporate income tax plus 5.5% solidary surcharge are to be deducted from the portion of the Gross Annual Compensation Amount in the amount of EUR 0.95 per UNIWHEELS Share resulting from profits which are subject to German corporate income tax, which results in EUR 0.15 per UNIWHEELS Share. Together with the remaining portion of the Gross Annual Compensation Amount of EUR 2.43 per UNIWHEELS Share resulting from profits which are not subject to German corporate income tax, this results on the basis of the conditions applicable at the time of the conclusion of this agreement in an Annual Compensation in aggregate amount of EUR 3.23 per UNIWHEELS Share for a full financial year of UNIWHEELS (“Net Annual Compensation Amount”).

*Convenience Translation; the German text is legally binding.	2

4.3	The Annual Compensation is due on the third business day following the ordinary general meeting of UNIWHEELS for any respective preceding financial year but in any event within eight months following the expiration of the relevant financial year.

4.4	The Annual Compensation is granted for the first time for the full financial year of UNIWHEELS in which the claim of Superior for the transfer of the annual profit under Clause 2 takes effect.

4.5	If this agreement ends during a financial year of UNIWHEELS or if UNIWHEELS establishes a short financial year (Rumpfgeschäftsjahr) during the term of this agreement, the Gross Annual Compensation Amount is reduced pro rata temporis for the relevant financial year.

4.6	If the share capital of UNIWHEELS is increased from the reserves in exchange for the issuance of new shares, the Gross Annual Compensation Amount for each UNIWHEELS Share shall be reduced to such an extent that the total amount of the Gross Annual Compensation Amount remains unchanged. If the share capital of UNIWHEELS is increased against cash contributions and/or contributions in kind, the rights under this Clause 4 also apply for the shares subscribed to by outside shareholders in such capital increase. The beginning of each entitlement of the new shares pursuant to this Clause 4 corresponds to the dividend entitlement set by UNIWHEELS when issuing the new shares.

4.7	If an appraisal proceeding (Spruchverfahren) according to Section 1 no. 1 German Act on Appraisal Proceedings (Spruchverfahrensgesetz, “SpruchG”) is initiated and the trial court adjudicates a higher Annual Compensation by non-appealable decision, the outside shareholders are entitled to demand a corresponding supplemental payment to the Annual Compensation even if they have already received the Consideration according to Clause 5. Likewise, all other outside shareholders will be treated equally if Superior undertakes to pay a higher Annual Compensation to an outside shareholder of UNIWHEELS in a settlement (Vergleich) for the purpose of avoiding or settling appraisal proceedings according to Section 1 no. 1 SpruchG.

Consideration

5.1	Superior undertakes upon demand of each outside shareholder of UNIWHEELS to purchase such shareholder’s UNIWHEELS Shares in exchange for a cash consideration in the amount of EUR 62.18 for each UNIWHEELS Share (Abfindung, “Consideration”).

5.2	The obligation of Superior to purchase UNIWHEELS Shares is for a limited period of time. The time limitation period ends two months after the date on which the offer of the Consideration by Superior is announced, but at the earliest two months after the date on which the registration of the existence of this agreement in the commercial register (Handelsregister) of UNIWHEELS has been announced pursuant to Section 10 HGB. An extension of the time limitation period pursuant to Section 305 (4) sentence 3 AktG as a result of a motion for determining the Annual Compensation or Consideration by the court determined according to Section 2 SpruchG remains unaffected. In this case, the time limitation period ends two months after the date on which the decision on the last motion ruled on has been announced in the Federal Gazette (Bundesanzeiger).

*Convenience Translation; the German text is legally binding.	3

5.3	If the share capital in UNIWHEELS is increased from the reserves in exchange for the issuance of new shares prior to the expiration of the time limitation period set forth in Clause 5.2, the Consideration for each UNIWHEELS Share is reduced from this point in time to such an extent that the total amount of the Consideration for the shares not considered at this point in time remains unchanged. If the share capital of UNIWHEELS is increased prior to the expiration of the time limitation period set forth in Clause 5.2 against cash contributions and/or contributions in kind, the rights under this Clause 5 also apply for the shares subscribed to by the outside shareholders in such capital increase.

5.4	If an appraisal proceeding according to Section 1 no. 1 SpruchG is initiated and the trial court adjudicates a higher Consideration by non-appealable decision, the outstanding shareholders are entitled to demand a corresponding supplemental payment to the Consideration even if they have already received the Consideration according to this Clause 5. Likewise, all other outside shareholders will be treated equally if Superior undertakes to pay a higher Consideration to an outside shareholder of UNIWHEELS in a settlement (Vergleich) for the purpose of avoiding or settling appraisal proceedings according to Section 1 no. 1 SpruchG.

5.5	The transfer of the UNIWHEELS Shares for Consideration shall be without cost to the outstanding shareholders of UNIWHEELS.

Right to Information

Superior is entitled to consult books and records of UNIWHEELS at all times. The management board of UNIWHEELS is obliged to provide Superior at any time with any information concerning all matters of UNIWHEELS which Superior requires. Without prejudice to the rights agreed above, UNIWHEELS is obliged to report to Superior on a continuous basis on the business development, in particular on important business transactions.

Entry into Effect and Term of the Agreement

7.1	The agreement requires for its effectiveness the consent of the general meeting of UNIWHEELS and Superior in each case.

7.2	This agreement becomes effective upon registration of its existence in the commercial register of UNIWHEELS. It applies with respect to the obligation to transfer profit pursuant to Clause 2 and the obligation to assume losses pursuant to Clause 3 with retroactive effect as from the beginning of the financial year of UNIWHEELS in which the agreement becomes effective upon registration in the commercial register of UNIWHEELS. It shall in no case enter into effect before 1 January 2018.

7.3	This agreement is concluded for a fixed period of five time years starting with the beginning of the obligation of UNIWHEELS to transfer profit. It shall be subsequently extended by one year in each case, unless it is terminated in compliance with a notice period of six months prior to expiration of its term.

7.4	The right to terminate this agreement for good cause (wichtiger Grund) without compliance with any notice period remains unaffected. Good cause exists in particular if

–    good cause for purposes of German tax law for the termination of this agreement exists,

–    Superior ceases to hold the majority of the voting rights arising from the shares in UNIWHEELS, or

*Convenience Translation; the German text is legally binding.	4

–    a merger, demerger or liquidation of Superior or UNIWHEELS is being implemented.

7.5	Any notice of termination must be in writing.

7.6	If the agreement is terminated, Superior shall provide security to the creditors of UNIWHEELS in accordance with Section 303 AktG.

Letter of Comfort

Superior is an indirect 100% subsidiary of Superior Industries International, Inc. (“Superior Inc.”), a company established under the law of the U.S. State of Delaware with registered seat in 26600 Telegraph Road, Suite 400, Southfield, Michigan, USA, registration no. 5714194, its shares are admitted to trading at the New York Stock Exchange (NYSE: SUP). Without entering into this domination and profit transfer agreement as a contracting party, Superior Inc. has provided a letter of comfort by separated declaration dated 11 October 2017 which is attached to this agreement as Annex.

Final Provisions

9.1	To the extent a provision of this agreement is or becomes invalid or impracticable in full or in part, or if this agreement is incomplete, the validity of the remaining provisions shall not be affected. Instead of the invalid or impracticable provision, or in order to remedy an omission, an appropriate provision shall be deemed to be agreed which corresponds as far as legally permissible to what the parties intended or would have intended in accordance with the intent and purpose of this agreement if they had been aware of this aspect.

9.2	Amendments and supplements of this agreement including this provision must be in writing for its validity. In other respects, Section 295 AktG applies.

9.3	The exclusive venue shall be Frankfurt am Main, Germany.

*Convenience Translation; the German text is legally binding.	5

Superior Industries International Germany AG Frankfurt am Main, 5 December 2017
Place, date

/s/ Andreas Grundhöfer
Andreas Grundhöfer Management board

UNIWHEELS AG Bad Dürkheim, 5 December 2017	Bad Dürkheim, 5 December 2017
Place, date	Place, date

/s/ Dr. Wolfgang Hiller	/s/ Dr. Karsten Obenaus
Dr. Wolfgang Hiller Member of the management board	Dr. Karsten Obenaus Member of the management board”

*        *        *

*Convenience Translation; the German text is legally binding.	6